EXHIBIT 99.1



                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                           Denbury Resources Announces
                           Texas Pacific Group Sale of
                            9,274,314 Denbury Shares


News Release
Released at 7:30 AM CDT

     DALLAS - March 23, 2004 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced the sale by affiliates of the Texas Pacific Group ("TPG"), of approximately 9.3 million shares of Denbury common stock, selling the balance of the Denbury shares that they own. Prior to this transaction, they owned approximately 17% of the Company's outstanding common stock. Closing is expected to occur on or about March 26, 2004. Denbury will not receive any of the proceeds from the sale of Denbury shares by TPG and this sale does not affect the number of Denbury shares issued and outstanding.

     Lehman Brothers Inc. will serve as underwriter for the offering. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from Lehman Brothers Inc. at Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and in the offshore Gulf of Mexico areas.


                        For further information contact:


         Gareth Roberts, President and CEO, 972-673-2000
         Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com